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                                                                      EXHIBIT 99

[LOGO]                                         FOR IMMEDIATE RELEASE
                                               CONTACT:  CONWAY G. IVY
                                               SENIOR VICE PRESIDENT, CORPORATE
                                               PLANNING AND DEVELOPMENT
                                               216-566-2102

                                      NEWS:

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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, September 27, 2002 - The Sherwin-Williams Company (NYSE: SHW) is updating its expectations for the third quarter and year 2002 which were last announced on July 18, 2002.

Consolidated net sales for the third quarter are expected to increase approximately 4.0 to 4.3 percent versus the same quarter last year due to increased sales volume. On July 18, 2002, the consolidated net sales increase for the quarter was anticipated to be in the low single digits over the third quarter of 2001. Diluted net income per common share for the third quarter of 2002 is expected to be in the range of $.70 to $.73 per share due to anticipated gross margin improvement. The July expectation for the third quarter of 2002 was $.65 to $.70 per share. The Company will release its third quarter and year-to-date results on October 22, 2002.

Annual sales increases for 2002 are expected to be in the low single digits over 2001. With annual sales at that level, diluted net income per common share for 2002, before cumulative effect of change in accounting principle, is anticipated to be within the range of $2.00 to $2.06 per share. On July 18, 2002, annual sales were anticipated to be slightly higher than 2001 and diluted net income per common share for 2002, before cumulative effect of change in accounting principle, was anticipated to be within the range of $1.92 to $2.03.

Net income was $90,322,000 and diluted net income per common share was $.58 per share in the third quarter of 2001. Net income for the year 2001 was $263,160,000 and diluted net income per common share was $1.68 per share. Adding back goodwill amortization to 2001 net income to be comparable with the new accounting standard effective in 2002, net income would have been $96,299,000 and $287,250,000 for the third quarter and year, respectively. Diluted net income per common share after adding back goodwill amortization would have been $.62 per share in the third quarter 2001 and $1.83 per share for the year.

The Company purchased 1,950,000 shares of its common stock during the third quarter of 2002 bringing the total purchased to 5,192,200 shares for the first nine months as we continue to believe the stock is a good value. The Company has remaining authorization to purchase 11,807,800 shares.









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The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements" with respect to sales, earnings and other matters. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; raw material pricing; unusual weather conditions; and other risks and uncertainties described from time to time in the Company's reports filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.



















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